EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2025, relating to the financial statements of Douglas Elliman Inc. and the effectiveness of Douglas Elliman Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Douglas Elliman Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Miami, Florida
May 1, 2025